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                                                                   Exhibit 10.25

[INGRAM ENTERTAINMENT LETTERHEAD]


August 26, 1997

Mr. Richard Kelly
Chief Financial Officer
West Coast Entertainment Corporation
One Summit Square, Suite 200
Newtown, PA 19047

Dear Richard:

As per our conversation, the following outlines the agreement reached August 20, 1997.

o AMENDMENT TO AGREEMENT: The July 12, 1995 letter agreement between Ingram Entertainment Inc. and West Coast Entertainment Corporation (f/k/a RKT Acquisition Co.), as amended on March 1, 1996 (the "Supply Agreement"), is further amended as follows:

     o Notwithstanding the first sentence of Paragraph 14 of the Supply Agreement, effective from August 20, 1997 through August 19, 1998, West Coast Entertainment Corporation agrees to purchase from Ingram Entertainment Inc. a minimum of 50% of its yearly requirements for prebooked video rental products, except to the extent it is prevented from doing so as a result of an insufficient credit line being made available by Ingram Entertainment Inc. or Ingram Entertainment Inc.'s ability to fill particular orders.

       RENTAL PRICING: Product will continue to be priced at 34.50% discount off suggested retail on all rental products ($30.00 retail and higher).

       ADVERTISING: Co-op on pre-recorded video rental titles will continue to be handled "in-house" and will be allocated at a rate of 3% for titles that accrue co-op, following studio guidelines.

       GAME BUSINESS: Paragraph 4 of the Supply Agreement will be replaced with the following:

          Ingram Entertainment Inc. will receive a minimum of $2.4 million of Customer Group's game purchases from August 20, 1997 through August 19, 1998, at Ingram Entertainment Inc.'s gross cost plus 5%. Game product subject to the preceding sentence is defined as all first and third party releases from Nintendo, Sony, and Sega and also includes any new game hardware and software




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                                                       (Game Business continued)

        platforms introduced to the market place by any vendor during the term of this Agreement. In the event Ingram Entertainment Inc. is unable to fill 100% of a Customer Group's prebook order for an individual title(s) due to an allocation of product from a game supplier, Customer Group may seek other avenues to secure the shortfall.

     TERMS: Terms will continue to be as follows:

        Payment terms will be net 60 days from invoice for all rental, sell-through and game product purchases.

     CREDIT LINE: $4,000,000.00, subject to adjustment from time-to-time in accordance with Ingram Entertainment Inc. guidelines and policies.

- DELINQUENT BALANCE $2,259,716: Ingram Entertainment Inc. has agreed to process catalog sell-through returns for an amount not to exceed $1,259,716 as outlined on the attached document (see West Coast Entertainment Corporation "Catalog Product Returns"). Attached as Exhibit A is a list of invoices in the total face amount of $1,000,000 (the "Invoice Balance"). West Coast Entertainment Corporation represents and warrants to Ingram Entertainment Inc. that each of those invoices is payable in full in the amount set out on Exhibit A without deduction, setoff, counterclaim, credit, or reduction of any kind or in any manner (collectively "deductions") and West Coast Entertainment hereby waives the right to any such deductions which it may have presently or at any time in the future. In consideration of and in exchange for that waiver, and for other good and valuable consideration, Ingram Entertainment Inc. and West Coast Entertainment Corporation agree that the Invoice Balance will be paid as follows:


     1. The $1,000,000 principal amount is payable weekly, beginning September 19, 1997, and continuing on the last day wire transfers may be made during each subsequent week, in the amount of $19,230.77 per week, together with interest on the outstanding principal balance at a rate of 3% per annum, calculated on the basis of a 360-day year to the extent allowed by applicable law; provided, however, that in no event shall the rate of interest payable on the Invoice Balance exceed the maximum rate of interest allowed to be charged by applicable law (the "Maximum Rate").

     2. All principal and interest payments required hereunder shall be made by wire transfer for receipt on the date due, sent per the wire instructions attached as Exhibit B.

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3.   All unpaid principal of the Invoice Balance, together with all accrued and unpaid interest, shall be immediately due and payable in full on March 6, 1998 (the "Maturity Date"); provided, however, that if such payment is not made in full on the Maturity Date, the Maturity Date will be automatically extended to May 29, 1998; provided further that in the event of such automatic extension, the interest rate payable as set out above will increase to 9% per annum from 3% per annum.

4. The Invoice Balance may be prepaid, in whole or in part, at any time in principal amounts which are an integral multiple of $10,000, upon two business days prior notice. All such prepayments shall be applied first to all accrued but unpaid interest, with the remainder, if any, being applied to principal.

5. Any payment not received on its due date shall be subject to a late charge of 2% of the amount due in order to cover the additional expenses incident to the handling and processing of delinquent payments.

6. In the event there is a non-payment of any part of interest or principal due under this Agreement; if West Coast Entertainment Corporation makes a general assignment for the benefit of creditors, or files a voluntary petition of bankruptcy, or a petition for reorganization under any bankruptcy law; if a petition in bankruptcy is filed against West Coast Entertainment Corporation; if a receiver or trustee is appointed for all or any part of the property or assets of West Coast Entertainment Corporation; or if any levy, attachment or garnishment is issued, or any lien filed, against the property of West Coast Entertainment Corporation and not satisfied or released within 30 days after filing; then in any such case, the entire unpaid principal amount of the Invoice Balance, together with all accrued by unpaid interest, shall, at the option of Ingram Entertainment, Inc., without notice, become due and payable immediately, and shall thereafter bear interest until paid at an annual rate (the "Default Rate") equal to lesser of (a) 12.5% per annum, or (b) the Maximum Rate, regardless of whether or not there has been an acceleration of the payment of principal as set forth herein. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default. Failure to accelerate the maturity of the Invoice Balance, or indulgence granted from time to time, shall in no event be considered as a waiver of the right of acceleration or stop Ingram Entertainment Inc. from exercising that right.

7. If for any reason whatsoever the interest of loan charges paid or contracted to be paid in respect of the Invoice Balance shall exceed the maximum amounts collectible under applicable laws in effect from time to time, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected that exceed such maximum amounts shall be applied to reduction of the principal of the Invoice Balance remaining unpaid and/or
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         refunded to West Coast Entertainment Corporation so that at no time shall the interest or loan charges paid or payable in respect of the Invoice Balance exceed the maximum amounts permitted from time to time by applicable law.

      8. The above provisions regarding the Invoice Balance shall be governed by the laws of the State of Tennessee. All disputes regarding the Invoice Balance shall be resolved in the federal or state courts sitting in Nashville, Tennessee and the parties submit to the non-exclusive jurisdiction of those courts. INGRAM ENTERTAINMENT INC. AND WEST COAST ENTERTAINMENT CORPORATION WAIVE TRAIL BY JURY WITH RESPECT TO ANY SUCH DISPUTE. In the event of litigation, the party not prevailing will pay all reasonable attorneys fees and related expenses and all court costs of the prevailing party.

    In the event Ingram Entertainment Inc. does not find $1,259,716 worth of acceptable catalog returns, West Coast Entertainment Corp. will make payment on demand, in full, of the shortfall between the $1,259,716 return level and the inventory Ingram Entertainment Inc. finds acceptable.

I believe this is an accurate representation of our discussion. This agreement differs from the original supply agreement with respect to purchase volume percentage (50%), adding 42.4 million minimum volume level on the game business, and addressing the $2,259,716 delinquent balance. The amendments to the Supply Agreement will remain effective through August 19, 1998, after which date our supply and purchase relationship will be governed by the July 12, 1995 letter agreement as amended on March 1, 1996.

Please sign below acknowledging your acceptance of the changes set forth in this document and return an original copy to may attention. If you have any questions regarding this document please call me at your earliest convenience.

Sincerely,


/s/ Vern Fross
---------------
    Vern Fross

Accepted by:
West Coast Entertainment Corporation



By: /s/ Richard Kelly
    ------------------
    Richard Kelly
    Chief Financial Officer


Date: 9/11/97
     ------------------
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                      WEST COAST ENTERTAINMENT CORPORATION
                           "CATALOG PRODUCT RETURNS"


* Maximum amount of returns to be processed $1,259,716.

* Return Authorization Numbers will be assigned to each location and must be written on the outside of each box. Boxes must be marked 1 of X from each location.

  1. Individual stores will fax copies of the product being returned to our Customer Service Department, at 515.254.7016, prior to shipment of product. West Coast Entertainment will provide a list of stores returning product and the estimated number of units.

* West Coast Entertainment agrees to the following:

  1. All returns will be shipped from its retail locations no later than September 15, 1997.

  2. All returns will be shipped to Ingram Entertainment's Savage distribution center.

                    Ingram Entertainment Inc.
                    8779 Greenwood Place
                    Savage, MD 20763

      * Ingram Entertainment will process the returns received and identify the product it will accept and that which it will reject to West Coast Entertainment. Ingram Entertainment will accept product that can be sold to other customers or returned to the manufacturers within a reasonable amount of time. The decision to accept or reject product is at the sole discretion of Ingram Entertainment.

      * Product we will accept will be credited to your account at Ingram Entertainment's replacement cost, product being rejected will be returned to West Coast Entertainment's warehouse on completion of processing.

      * West Coast Entertainment will be responsible for freight charges on all shipments to Ingram Entertainment and will reimburse Ingram Entertainment for the freight charges on products returned to West Coast Entertainment.

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WEST COAST CATALOG RETURNS
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3.  West Coast Entertainment will not take deductions for these returns, due to the special nature of this return.

4. Ingram Entertainment will issue credit at its replacement cost. The handling fees outlined below will be charged back to West Coast Entertainment once all of the returns have been completely processed:

    * A restocking fee of 3% of Ingram Entertainment's replacement cost will be charged for the product Ingram Entertainment keeps in its inventory.

    * A restocking fee of 5% of Ingram Entertainment's replacement cost will be charged for the product Ingram Entertainment rejects to West Coast Entertainment.

    * Restocking fee charges will be billed separately and spread out over a five-month period.

Upon receipt of acceptance of the terms and conditions outlined, return authorizations will be issued and returns will be accepted.

West Coast Entertainment Corporation


By: /s/ Richard Kelly
    --------------------------------
    Richard Kelly
    Chief Financial Officer


Date: 7/11/97